Exhibit 10.1

VISTEON CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of June 8, 2015 (the “Effective Date”), by and between Visteon Corporation, a Delaware corporation (the “Company”), and Sachin Lawande (the “Employee”) to set forth the terms pursuant to which the Employee will serve as the Chief Executive Officer of the Company.

In consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer of the Company. In addition, effective as of the commencement of the Employment Term, the Employee shall be appointed, and during the Employment Term re-nominated from year to year, to serve as a member of the Board of Directors of the Company (the “Board”); provided that the Employee’s continued service as a member of the Board shall at all times remain subject to applicable law and to any and all nomination and election procedures in accordance with the Company’s charter and by-laws. In the foregoing capacities, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee from time to time that are not inconsistent with the Employee’s position with the Company. The Employee’s principal place of employment with the Company shall be in Van Buren Township, Michigan, provided that the Employee understands and agrees that the Employee may be required to travel from time to time, both domestically and internationally, for business purposes. The Employee shall report directly to the Board.

(b) During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of for-profit and non-profit organizations, subject to the written approval of the Board, including service on one (1) board of directors as agreed to by the Company in advance of the Effective Date, (ii) participating in charitable, civic, educational, professional, community or industry affairs and (iii) managing the Employee’s passive personal investments so long as such activities do not individually or collectively interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2. EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three (3) years (the “Term”) commencing on June 29, 2015 (or such earlier date as the Company and Employee may agree) and extending through June 29, 2018, provided that if the Employee does not commence employment with the Company on or before June 29, 2015, this Agreement shall automatically terminate and be null and void on June 30, 2015 (except as provided in Section 5(b) and 5(c) hereof). Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. If the Term is not earlier terminated in accordance with Section 7 hereof, it will automatically terminate on June 29, 2018, without further action by the Company or the Employee unless both the Company and the Employee have, before that date, mutually agreed to an extension of the Term. The period of time between the date that Employee commences employment hereunder and the date on which the Employee ceases to be employed by the Company pursuant to the terms of this Agreement (whether by reason of termination of the Employee’s employment in accordance with Section 7 hereof or by reason of the expiration of the Term, without termination of the Employee’s employment by the Company) shall be referred to herein as the “Employment Term.”

3. BASE SALARY. During the Employment Term, the Company agrees to pay the Employee an initial base salary at an annual rate of $1,000,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s base salary shall be subject to annual review by the Board (or a committee thereof) based on market trends, internal considerations and performance. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL INCENTIVE OPPORTUNITY. During the Employment Term, the Employee shall have an annual incentive opportunity, under the Company’s annual incentive plan in effect from time to time for its senior executive officers, based on a target incentive opportunity of at least 100% of the Employee’s Base Salary (“Target Bonus”) and a maximum incentive opportunity of 200% of the Employee’s Target Bonus, subject to the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. Any annual incentive payable hereunder shall be paid in cash in United States dollars the calendar year following the calendar year to which such incentive relates at the same time as annual incentive payments for such year are paid to other senior executives, subject to the Employee’s continued employment at the time of payment, except as otherwise set forth herein. The Employee’s annual incentive opportunity for 2015 will be based on a target incentive opportunity of 100% of the Employee’s Base Salary (prorated on a daily basis), taking into account his service as an employee of the Company, from the commencement of the Employment Term forward, provided that the payment of any such incentive compensation for 2015 shall be at the Board’s (or a committee thereof’s) sole discretion.

5. INITIAL EQUITY GRANT AND SIGN-ON/BUY-OUT PAYMENTS.

(a) On or as soon as administratively practicable following the commencement of the Employment Term, the Company will grant to the Employee an initial equity compensation award with a grant date value equal to the product of (i) $5,000,000 and (ii) a fraction, the numerator of which is the number of calendar days remaining in the calendar year from the date of the commencement of the Employment Term and denominator of which is 365 (collectively, the “Initial Equity Award”). The Initial Equity Award will be comprised of 25% restricted stock units vesting in three equal installments on the first three anniversaries of the commencement of the Employment Term, 25% stock options vesting in three equal installments on the first three anniversaries of the commencement of the Employment Term and having a seven year option term, and 50% performance share units vesting over three years on the same date or dates and the achievement of the performance goals previously provided to the Employee as apply to other senior executive 2015 annual performance stock unit award agreements, in each case with the number of shares of Company common stock subject to such grants being determined by the Board (or a committee thereof) based on the “fair value” of each grant type as of the date of grant as determined by the Company consistent with past practice and under applicable accounting standards. The Employee’s Initial Equity Award shall be granted pursuant to and subject to the terms of the Visteon Corporation 2010 Incentive Plan and the Company’s forms of restricted stock unit, stock option and performance share agreements thereunder, as determined by the Board (or committee thereof). During the Employment Term, the Employee shall be eligible for annual long-term incentive grants under the Visteon 2010 Incentive Plan or any successor plan, with award values, if any, to be determined by the Board (or committee thereof) annually under Company policies then in effect which may take into consideration, without limitation, market practice, affordability, performance and any other relevant factors as the Board (or a committee thereof) may determine.

(b) Within thirty (30) days following the Effective Date, the Company will, without qualification except as provided immediately below, pay to the Employee, as an incentive to enter into this Agreement, $3,250,000 in a cash lump sum (the “Sign-On/Buy-Out Payment”), subject to applicable withholding; provided, that the Company shall not be obligated to pay the Sign-On/Buy-Out Payment if the Employee fails to commence the Employment Term on or before June 29, 2015 due to the Employee’s refusal to assume his duties hereunder or the Employee engages in conduct constituting Cause (other than a breach of Section 24 hereof) prior to the commencement of the Employment Term. If the Employee’s employment with the Company is terminated by the Company for Cause, other than for Cause based solely on the Employee’s breach of Section 24 hereof, or voluntarily by the Employee without Good Reason before June 29, 2016, the Employee must repay to the Company 100% of the full amount of the Sign-On/Buy-Out Payment. If the Employee’s employment with the Company is terminated by the Company for Cause, other than for Cause based solely on the Employee’s breach of Section 24 hereof, or voluntarily by the Employee without Good Reason on or after June 29, 2016 and before June 29, 2017, the Employee must repay to the Company 50% of the full amount of the Sign-On/Buy-Out Payment.

(c) On or as soon as administratively practicable following the commencement of the Employment Term, as an incentive to enter into this Agreement, the Company will grant to the Employee a time-based equity compensation award with a grant date value equal to $3,250,000 (the “Sign-On/Buy-Out Equity Award”). The Sign-On/Buy-Out Equity Award will be comprised of 100% restricted stock units with the number of shares of Company common stock subject to such grant being determined by the Board (or a committee thereof) based on the “fair value” as of the date of grant as determined by the Company consistent with past practice and under applicable accounting standards, and shall become vested with respect to 100% of the shares of Company common stock subject to the Sign-On/Buy-Out Equity Award on the third anniversary of the commencement of the Employment Term, assuming the Employee remains continuously employed by the Company through such date (except as provided below). The Employee’s Sign-On/Buy-Out Equity Award shall provide for dividend equivalents in the form of additional shares of Company common stock to be subject to the Sign-On/Buy-Out Equity

Award in the event of the issuance of dividends on shares of the Company’s common stock, which additional shares shall be subject to the same terms and conditions of the Sign-On/Buy-Out Equity Award. The Employee’s Sign-On/Buy-Out Equity Award shall be granted pursuant to and subject to the terms of the Visteon Corporation 2010 Incentive Plan and the Company’s form of restricted stock unit agreement thereunder, as determined by the Board (or committee thereof); provided, that upon any termination of the Employee’s employment by the Company for Cause based solely on the Employee’s breach of Section 24 hereof, without Cause or by the Employee for Good Reason at any time, the Sign-On/Buyout Equity Award shall, to the extent then unvested, become fully and immediately vested and settled; provided, further, that should there be a failure of the Employee to commence the Employment Term on or before June 29, 2015, for any reason, other than due to the Employee’s refusal to assume his duties hereunder or conduct constituting Cause (other than a breach of Section 24 hereof), the Company shall pay to the Employee within forty-five (45) days following the Effective Date a cash lump sum in the amount of $3,250,000 in satisfaction of the Sign-On/Buy-Out Equity Award, unless the Employee engages in conduct constituting Cause prior commencement of the Employment Term; provided, further that upon any termination of the Employee’s employment by the Company for Cause not based solely on the Employee’s breach of Section 24, hereof or by the Employee without Good Reason at any time, the Sign-On/Buyout Equity Award shall, to the extent then unvested, forfeit and be cancelled in its entirety as of the date of such termination of employment.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executive employees generally (including, without limitation, any supplemental executive retirement plan and any other program or arrangement available only to senior officers of the Company), subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation in the employee benefit plans of the Company will be subject to the terms of the applicable plan documents and generally applicable Company policies. For purposes of the Company supplemental executive retirement plan, the Employee shall be an “elected Corporate Officer” eligible to participate in that plan and shall become vested in his supplemental executive retirement plan benefit based on the terms and conditions of the supplemental executive retirement plan, as amended from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) VACATION. During the Employment Term, the Employee shall be entitled to four weeks of paid vacation per calendar year (as prorated for partial years), subject to the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed, in accordance with the Company’s expense reimbursement policy as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

(d) PROFESSIONAL FEES. Upon presentation of appropriate documentation, the Company shall reimburse the Employee for up to $10,000 of reasonable professional fees incurred in connection with the negotiation and documentation of this Agreement and related agreements hereunder.

7. TERMINATION. The Employment Term, but not Employee’s employment with the Company, shall terminate upon the expiration of the Term on June 29, 2018, without further action by the Company or the Employee, unless they have, before that date, mutually agreed to an extension of the Term. In addition, both the Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion and the findings of a physician mutually selected by the Company and the Employee (or the Employee’s representative). The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company).

(b) DEATH. Automatically upon the date of death of the Employee.

(c) CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i) the Employee’s conviction of, or pleading of guilty to, or entering a plea of no contest to, any felony or any crime involving moral turpitude or misrepresentation;

(ii) the Employee’s willful failure or refusal to carry out the reasonable and lawful directions of the Board concerning duties or actions consistent with the Employee’s position;

(iii) the Employee’s willful misconduct against the Company constituting fraud, embezzlement, misappropriation of funds or breach of fiduciary duty;

(iv) the Employee’s gross or willful misconduct resulting in substantial loss to the Company or substantial damage to the Company’s reputation;

(v) the Employee’s material and willful violation of any material reasonable rules, regulations, policies, directions or restrictions of the Company regarding employee conduct; or

(vi) the Employee’s willful and material breach of any provision of this Agreement.

For such purpose, no act or omission to act by the Employee shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company. Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board (excluding the Employee), provided that no such determination may be made until the Employee has been given written notice detailing the specific Cause event, an opportunity to appear before the Board to refute such finding (with the assistance of counsel), and a period of thirty (30) days following such appearance to cure such event (if susceptible to cure) to the satisfaction of the Board. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure shall not apply if there are habitual or repeated breaches by the Employee.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i) the Company’s assignment to the Employee of duties (including titles and reporting relationships) inconsistent in any material respect with the Employee’s duties or responsibilities as contemplated by this Agreement, any failure to re-nominate the Employee for election by the Company’s stockholders as a member of the Board, or any other action by the Company that results in a significant diminution in the Employee’s position, authority, duties or responsibilities (provided that any sale or other disposition of assets by the Company shall not, in and of itself, constitute a significant diminution in the Employee’s position, authority, duties or responsibilities; and provided, further, that a reduction in authority, duties or responsibilities resulting solely from the Company ceasing to be a publicly traded entity shall not constitute Good Reason hereunder); or

(ii) the Company’s material breach of any provision of this Agreement.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within forty-five (45) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any earned and unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with Company policy; and

(iv) all other vested payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”);

(v) payment of the Employee’s bonus and long-term incentive award, if any, for all performance periods completed prior to the Employee’s termination, to the extent earned, which shall be payable when such bonuses and awards are payable to other employees, to the extent not otherwise payable on the same or more favorable terms under the terms of such award (the “Prior Bonuses”); and

(vi) payment of the Employee’s annual incentive for the incomplete calendar year during which such termination occurs, which shall be earned and payable based on actual results in accordance with the terms thereof and payable at the time when such bonuses and awards are payable to other employees as if the Employee’s employment had not terminated (and with any subjective criteria deemed satisfied at target), except that such amount shall be prorated based on the fraction the numerator of which shall be the number of days employed during such calendar year prior to the Employee’s termination and the denominator of which shall be the total number of days in that calendar year (the “Pro Rata Bonus”).

(b) DISABILITY. In the event that the Employee’s employment and/or the Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Accrued Benefits, the Prior Bonuses and the Pro Rata Bonus to the Employee.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Employee’s employment is terminated (x) by the Company for Cause, or (y) by the Employee without Good Reason, the Company shall pay or provide the Accrued Benefits to the Employee.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause (and other than for death or Disability), or (y) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following:

(i) the Accrued Benefits;

(ii) If the Employee’s termination is prior to or more than twenty-four (24) months following a Change in Control and subject to the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, in lieu of any further salary payment to the Employee for any period after the termination, a lump sum severance payment, in cash, equal to one and one half times (1.5x) the sum of: (x) the Employee’s Base Salary as in effect immediately prior to the termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (y) the Employee’s Target Bonus in respect of the fiscal year in which occurs the termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason, such lump sum severance payment to be paid on the sixtieth (60th) day following the Employee’s date of termination, provided that that the release provided in Section 9 has become irrevocable prior to such date and except as otherwise provided in Section 25(b).

(iii) Subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of eighteen (18) months at the Company’s expense, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease.

(iv) Without duplication of any amount payable to the Employee under the terms of the applicable incentive plan, the Company shall pay to the Employee, a lump sum amount, in cash, equal to the sum of (1) the Prior Bonuses and (2) the Pro Rata Bonus. Notwithstanding the forgoing, if and to the extent the Employee had elected to defer receipt of any of the Prior Bonuses and if the Employee’s deferral election is irrevocable as of the date of termination for purposes of Code Section 409A, the amount calculated above shall be credited to the Employee’s account under the applicable deferred compensation plan in lieu of being distributed directly to the Employee.

(v) Subject to the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, up to $50,000 of outplacement services through the first anniversary of the termination.

(vi) The Employee’s Initial Equity Award and Sign-On/Buy-Out Equity Award shall vest and be exercisable or settled as provided at Sections 5(a) and 5(c), above.

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) EXPIRATION OF TERM; NON-EXTENSION OF AGREEMENT. If the Term expires on June 29, 2018, without further action by the Company or the Employee, as contemplated by Section 2 hereof, and without termination of the Employee’s employment, no severance benefits will be payable at any time thereafter under this Agreement.

(f) TERMINATION ON OR AFTER A CHANGE IN CONTROL. If the Employee’s employment is terminated on or within twenty-four (24) months following a Change in Control, other than (x) by the Company for Cause, (y) by reason of death or Disability or (z) by the Employee without Good Reason, then in lieu of any payments under Section 8(d), the Company shall pay the Employee the amounts and provide the Employee with the following:

(i) The Accrued Benefits.

(ii) Subject to the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, in lieu of any further salary payment to the Employee for any period after the termination, a lump sum severance payment, in cash, equal to two times (2x) the sum of: (1) the Employee’s Base Salary as in effect immediately prior to the termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (2) the Employee’s Target Bonus in respect of the fiscal year in which occurs the termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason, such lump sum severance payment to be paid on the sixtieth (60th) day following the Employee’s date of termination, provided that that the release provided in Section 9 has become irrevocable prior to such date and except as otherwise provided in Section 25(b).

(iii) Subject to the limitations specified below in this Section 8(f)(iii), for the eighteen (18) month period immediately following the date of termination, the Company shall arrange to provide the Employee and his dependents life, accident and health insurance benefits substantially similar to those provided to the Employee and his dependents immediately prior to the date of termination or, if more favorable to the Employee, those provided to the Employee and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason. The Company will provide these life and accident insurance benefits at no greater cost to the Employee than the cost to the Employee immediately prior to the date or occurrence specified in the first sentence of this Section 8(f)(iii). The Company will either pay directly, or reimburse the Employee for, the entire cost otherwise payable by the Employee for these health insurance benefits. Unless the Employee consents to a different method (after taking into account the effect of such method on the calculation of “parachute payments” pursuant to Section 8(g) hereof), such life, accident and health insurance benefits shall be provided through a third-party insurer and the premiums for that insurance (to the extent paid directly by the Company or reimbursed by the Company to the Employee) will be included in the Employee’s income for tax purposes to the extent required by applicable law. The Company may withhold from any such direct payment or reimbursement an amount sufficient to cover the amount of required withholding. Benefits otherwise receivable by the Employee pursuant to this Section 8(f)(iii) shall be reduced to the extent benefits of the same type are received by or made available to the Employee by another employer during the eighteen (18)-month period following the Employee’s termination of employment (and any such benefits received by or made available to the Employee shall be reported to the Company by the Employee); provided, however, that the Company shall reimburse the Employee for the excess, if any, of the cost of such benefits to the Employee over such cost immediately prior to the date of termination or, if more favorable to the Employee, the first occurrence of an event or circumstance constituting Good Reason. Notwithstanding anything in this Section 8(f)(iii) to the contrary, with respect to the first six (6) months following the Employee’s termination of employment, if the premiums payable by the Company for group term life insurance on the Employee’s life exceeds the amount of the “limited payments” exemption set forth in Section 1.409A-1(b)(9)(v)(B) of the Income Tax Regulations (or any successor provision thereto), then, to the extent required in order to comply with Internal Revenue Code (“Code”) Section 409A, the Employee, in advance, shall pay to the Company an amount equal to the premiums for any such life insurance policy, other than with respect to life insurance coverage to which the Employee would be entitled independent of this Agreement. Promptly following the end of such six (6)-month period, the Company will make a cash payment to the Employee equal to the difference between the aggregate amount paid by the Employee for such coverage and the amount that the Employee would have paid for such life insurance coverage if such cost had been determined pursuant to this Section 8(f)(iii) other than the preceding sentence.

(iv) Without duplication of any amount payable to the Employee under the terms of the applicable incentive plan, the Company shall pay to the Employee, on the first day of the seventh month following the month in which occurs the Employee’s date of termination, a lump sum amount, in cash, equal to the sum of (i) the Prior Bonuses, and (ii) a pro rata portion of the annual bonus awarded to the Employee for the fiscal year in which the date of termination occurs, calculated by multiplying the award that the Employee would have earned on the last day of the fiscal year, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to the annual bonus, by the fraction obtained by dividing the number of days during such fiscal year through the date of the Employee’s termination of employment by 365. Notwithstanding the forgoing, if and to the extent the Employee had elected to defer receipt of any of the Prior Bonuses, and if the Employee’s deferral election is irrevocable as of the date of termination for purposes of Code Section 409A, the amount calculated above shall be credited to the Employee’s account under the applicable deferred compensation plan in lieu of being distributed directly to the Employee.

(v) The benefits then accrued by or payable to the Employee under the Company’s 2010 Supplemental Executive Retirement Plan and Savings Parity Plan or any successor to any such plans, and the benefits then accrued by or payable to the Employee under any other nonqualified plan providing supplemental retirement or deferred compensation benefits shall become fully vested as of the date of termination notwithstanding any eligibility conditions that would otherwise apply with respect to such benefits and the benefit, as so vested, will be paid in accordance with the terms of the applicable plan or program.

(vi) The Company shall reimburse the Employee for expenses incurred for outplacement services suitable to the Employee’s position for a period of twelve (12) months following the Employees termination of employment (or, if earlier, until the first acceptance by the Employee of an offer of employment) in an amount not exceeding $50,000.

(vii) Change in Control Definitions.

(1) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(2) “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(A) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing more than 50% of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (C) below;

(B) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board, the surviving entity or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing more than 50% or more of the combined voting power of the Company’s then outstanding securities; or

(C) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a transaction for the sale or disposition by the Company of more than 50% of the Company’s assets, other than a sale or disposition by the Company of more than 50% of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (2) by virtue of the consummation of the transactions contemplated by the Share Purchase Agreement by and among VIHI, LLC, Visteon Corporation, Hahn & Co. Auto Holdings Co., Ltd. and Hankook Tire Co., Ltd., dated as of December 17, 2014.

For purposes of this Agreement, the Employee’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (x) the Employee employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (y) the Employee terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person.

(3) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

Payments and benefits provided in this Section 8(f) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(g) INTERNAL REVENUE CODE SECTION 280G. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits being hereinafter called “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Code Section 4999 (the “Excise Tax”), the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (y) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (z) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments).

(i) The reduction of Total Payments under this Section 8(g), if applicable, shall be made by first reducing any Total Payments due under Section 8(f)(ii) hereof, and then any Total Payments due under Section 8(f)(iv) hereof, and then any Total Payments due under Section 8(f)(vi) hereof, and then any other Total Payments due in the following order: (1) reduction of cash Total Payments, (2) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (3) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant) and (4) reduction of any other Total Payments due to the Employee (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis).

(ii) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (1) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account, (2) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor (A) does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A) ) or (B) constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” within the meaning of Code Section 280G(b)(3) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Code Sections 280G(d)(3) and (4).

(iii) At the time that payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(h) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign, effective as of the date of the Employee’s termination, from any position as an officer, director or fiduciary of the Company and of any Company-related entity. Any and all amounts payable and benefits or additional rights provided pursuant to Section 8 beyond the Accrued Benefits shall only be payable if the Employee satisfies the Employee’s obligations under this Section 8(h).

(i) EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and all other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

9. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit A hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer, except as provided in Sections 8(d)(iii) and 8(f)(iii) hereof.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will learn confidential information on behalf of the Company. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, or received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee, (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) INTELLECTUAL PROPERTY RIGHTS. The results and proceeds of the Employee’s employment with the Company, including, without limitation, any works of authorship resulting from the Employee’s services during the Employment Term and any works in progress, shall be works-made-for hire, and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to the Employee whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then the Employee hereby irrevocably assigns and agrees to assign any and all of the Employee’s rights, titles and interests thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to the Employee whatsoever. The Employee shall, from time to time, as may be requested by the Company, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Employee has any rights in the results and proceeds of the Employee’s services that cannot be assigned in the manner described above, the Employee unconditionally and irrevocably waives the enforcement of such rights. This Section 10(b) is subject to and will not be deemed to limit, restrict or constitute any waiver by the

Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being the Employee’s employer. Upon the Company’s request, the Employee shall enter into such other confidentiality or proprietary information and invention assignment agreement as the Company may determine appropriate.

(c) NON-COMPETITION. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employee’s employment hereunder and for a period of eighteen (18) months thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its affiliates or in any other material business in which the Company or any of its affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Employee has no active participation in the business of such corporation. In addition, the provisions of this Section 10(c) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit do not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(d) NON-SOLICITATION; NON-INTERFERENCE. During the Employee’s employment with the Company and for a period of eighteen (18) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(d) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 10(d) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Employee serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which the Employee is associated if the Employee is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(e) NON-DISPARAGEMENT. The Employee agrees that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, members of its Board, and existing and prospective customers, suppliers, investors and other associated third parties. The Company agrees that the Company will not at any time through any public statement make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employee or his businesses. The obligation set forth in this Subsection (e) does not, in any way, restrict or impede the Employee or the Company (including its members of the Board and executive officers) from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order, applicable to him, to the Board and to the Company’s General Counsel.

(f) COOPERATION. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Company shall compensate the Employee at an hourly rate based on the Employee’s highest level of Base Salary during the Employment Term.

(g) RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books; provided, however that such items only include only contact information and/or personal information not belonging to the Company.

(h) REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.

(i) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(j) TOLLING. In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(k) SURVIVAL OF PROVISIONS. The obligations contained in Section 8, Section 9, this Section 10, Section 11, Section 13, Section 20 and Section 21 shall survive the termination of Employee’s employment with the Company and, respecting Sections 9, 10, 11, 13, 20 and 21 only, the expiration of the Employment Term, and shall be fully enforceable thereafter.

11. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

12. STOCK OWNERSHIP GUIDELINES. The Employee acknowledges and agrees that he will be subject to the Company’s stock ownership guidelines for the Chief Executive Officer of the Company, as those guidelines may be amended from time to time.

13. CLAWBACK. Notwithstanding anything herein to the contrary, the Employee may be required to forfeit or repay any or all compensation received by the Employee under this Agreement pursuant to the terms of any compensation recovery or clawback policy that has been or may be adopted by or applicable to the Company, including without limitation any clawback or recovery policy implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, at the address (or to the facsimile number) shown in the books and records of the Company;

If to the Company, Visteon Corporation One Village Center Drive Van Buren Township, Michigan 48111 Attention: General Counsel;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

20. INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the maximum extent provided under the charter and by-laws of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company (including good faith acts and good faith omissions to act). This obligation shall survive the expiration of the Employment Term and any termination of the Employee’s employment with the Company.

21. LIABILITY INSURANCE. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the termination of the Employee’s employment in the same amount and to the same extent as the greater (if differing) of the Company’s coverage of its other officers and directors. This obligation shall survive the expiration of the Employment Term and any termination of the Employee’s employment with the Company.

22. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof.

23. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as otherwise expressly referenced herein, this Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

24. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, (b) the Employee has or will return all confidential and proprietary information of the Employee’s prior employer to his prior employer prior to commencing active employment with the Company, (c) the Employee will not retain any copies of confidential or proprietary information of the Employee’s prior employer; (d) the Employee will not use or disclose any confidential or proprietary information of the Employee’s prior employer during the course of the Employee’s employment with the Company, (e) the Employee will follow any protocols established by the Company to prevent the inadvertent use or disclosure of confidential or proprietary information of the Employee’s prior employer and (f) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. The Company represents and warrants to the Employee that (a) the Company has the legal right to enter into this Agreement and to perform all of the obligations on the Company’s part to be performed hereunder in accordance with its terms, and (b) the Company is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Company from entering into this Agreement or performing all of the Company’s duties and obligations hereunder.

25. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or for damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If any payment to the Employee is conditioned upon the Employee’s providing a release of claims pursuant to Section 9, which payment is considered “nonqualified deferred compensation” under Section 409A, and which may be paid in either of two (2) taxable years of the Employee depending on the date such release of claims becomes irrevocable, such payment shall be made on the later of January 8 of the later such taxable year or the day after the date such release of claims becomes irrevocable. Notwithstanding any other payment schedule provided herein to the contrary (including, without limitation, under Sections 8(d) and 8(f)), if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” that would, but for this sentence, be paid or provided before the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service,” such payment or benefit shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service,” and (B) the date of the Employee’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Francis Scricco
Francis Scricco
Chairman of the Board of Directors

EMPLOYEE

By:	/s/ Sachin Lawande
Sachin Lawande

Employment Agreement Signature Page

EXHIBIT A

GENERAL RELEASE

I, Sachin Lawande, in consideration of and subject to the performance by Visteon Corporation (together with its subsidiaries, the “Company”), of its obligations under Section 8 of the Employment Agreement, dated as of June 8, 2015 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity.

11. I hereby acknowledge that Sections 8, 10, 11, 13 through 15, 17, 19 through 22 and 25 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any right or claim arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1. I HAVE READ IT CAREFULLY;

2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45] -DAY PERIOD;

6. I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	/s/ Sachin Lawande
Sachin Lawande

DATE:	June 8, 2015

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